UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2008

MINING OIL, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	(Commission File Number)	38-3760977 (IRS Employer Identification No.)

1001 Fannin St., Ste. 270	Registrant’s telephone number,
Houston, Texas	including area code:	77002
(Address of principal executive offices)	713-655-1100 713-658-0370	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Properties

Acquisition of Reichmann Petroleum Corporation Properties by MSB Energy, Inc., an affiliate of Mining Oil, Inc.

On September 23, 2008, the Board of Directors of Mining Oil, Inc. (the “Company” or “Mining Oil”) unanimously approved the retention of Mining Oil’s equity interest in MSB Energy, Inc., (“MSB Energy”) an affiliate of Mining Oil, Inc. At the end of March 2008, Mining Oil made the winning bid for the purchase of certain oil and natural gas interests offered by Reichmann Petroleum Corporation (“Reichmann”) through a U.S. Bankruptcy Court supervised sale under Section 363 of the Bankruptcy Code. In April 2008, the Company assigned its winning bid rights to MSB Energy which assumed responsibility for funding and closing the purchase. In return for the assignment, Mining Oil received 25% of the stock of MSB Energy and a contractual right to a partition and ownership of an undivided 33.3% interest in all MSB Energy properties upon the occurrence of certain contingencies, which have subsequently occurred. The officers of Mining Oil assumed parallel executive roles for MSB Energy during the negotiations for the purchase, the arrangement of financing, and the eventual management of the acquired properties.

On June 5, 2008, MSB Energy closed on the purchase of the Reichmann properties. Final adjustment and post-closing matters are still pending. MSB Energy purchased the oil and natural gas proved developed and proved undeveloped properties for $15.2 million which was financed entirely by a loan secured by the properties from a commercial lender. The officers of Mining Oil were instrumental in the completing the closing of the financing. They are now overseeing the operations of approximately 135 oil and natural gas wells on behalf of MSB Energy.

After the closing of the purchase of the Reichmann properties, the shareholders of Mining Oil, by unanimous consent, resolved to assign all of Mining Oil’s shares of MSB Energy and rights held by the Company in MSB Energy to a limited liability company (“New Company”) in which the current shareholders of the Company were members. MSB Energy shareholders had decided to partition the Reichmann properties purchased out of the Bankruptcy Court to the shareholders with Mining Oil receiving 33.3% of the properties and a pro rata share of the debt of MSB Energy. The assignment of the MSB Energy shares and rights to the partitioned properties was subject to the consent of the commercial lender.

Prior to obtaining the consent from the commercial lender, on September 23, 2008, the directors and shareholders of the Company unanimously rescinded the earlier assignment to the New Company and confirmed and approved the retention of Mining Oil’s equity interest in MSB Energy, an affiliate of Mining Oil. Therefore, Mining Oil retains all rights to its interest in MSB Energy, Inc. At present, Mining Oil and the other equity holders of MSB Energy are taking steps to partition and divide the assets and liabilities of MSB Energy with Mining Oil receiving 33.3% of the assets and assuming 33.3% of the liabilities, in accordance with the agreement set out above. This partition is expected to close by December 2008.

The Reichmann properties purchased by MSB Energy are primarily located in the south Texas Lobo and Wilcox trends and additional properties are located in the north Texas Barnett Shale region. These oil and gas properties have a total proved SEC “PV-10” value of approximately $29.3 million based on the reserves estimates issued by Netherland, Sewell & Associates, Inc., a widely-recognized international petroleum engineering firm located in Dallas, Texas (“NSA”). These PV-10 estimates were based on estimated future net income discounted at 10% for proved developed and proved undeveloped reserves as of December 31, 2007. These PV-10 values assume 2007 year end prices for crude oil of $92 per barrel and $6.79 per thousand cubic feet of natural gas. The reserves (including proved and developed and proved and non-producing) for these properties are estimated at 10.465 billion cubic feet of natural gas equivalent. Based on the acquisition cost of $15.2 million, MSB Energy paid approximately $1.45 per thousand cubic feet equivalent (mcfe) for the Reichmann properties.

Over the next twelve months, these properties are expected to produce for MSB Energy approximately $12.3 million in gross revenues (based on commodity prices of $7.00 mcf for natural gas, $95 per bbl for crude oil and $57/bbl for natural gas liquids) and approximately $9.8 million in operating cash flows before any financing costs, general administrative expenses, capital costs and any other costs. Based on its equity interest in MSB Energy, Mining Oil expects to achieve approximately $3.3 million in operating cash flow over the next twelve months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINING OIL, INC.

Date: October 1, 2008	By:	/s/ Clayton Van Levy
Clayton Van Levy, CEO